UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
March 27, 2009
Date of Report
(Date of earliest event reported)

SouthWest Water Company
(Exact name of registrant as specified in its charter)

Delaware	0-8176	95-1840947
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Wilshire Building
624 South Grand Avenue, Suite 2900
Los Angeles, CA 90017-3782
(Address, including zip code, of principal executive offices)

(213) 929-1800
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 27, 2009, the Company received a Nasdaq Staff Deficiency Letter indicating an additional basis of non-compliance with Nasdaq Marketplace Rule 4310(c)(14), due to the delayed filing of the Company’s Annual Report on Form 10-K. As previously announced on November 10, 2008, the Company said that it would restate prior period financial statements after management discovered errors. On March 13, 2009, the Company said that its Annual Report on Form 10K would be delayed until the restatement is completed.

On February 19, 2009, the Company had announced that it received an extension from the Nasdaq Listing Qualifications Staff until May 11, 2009 to report its financial results for the 2008 third quarter. The March 27th Staff Letter indicated that the company had 15 calendar days to submit an updated plan to regain compliance on both delayed filings, but that a further extension by Staff was not available under Nasdaq rules. Should the Company be unable to file its delinquent filings by the deadline of May 11, 2009, the Nasdaq Listing Qualifications Staff will give written notice that the Company’s securities will be delisted. At that time, SouthWest Water may appeal Staff’s decision to a Nasdaq Listing Qualifications Panel.

Item 8.01     Other Events.

On March 31, 2009 a news release was issued announcing the Nasdaq letter as well as an extension until May 31, 2009 from the syndicate of lenders for the Company’s credit facility with regard to reporting financial results for the year ended December 31, 2008. As a result of the extension, the Company continues to have full access to its $150 million credit facility for general corporate purposes.

The information contained in the news release is incorporated herein by reference and furnished as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Exhibit Description
99.1	Press Release date March 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUTHWEST WATER COMPANY
(Registrant)

Date:	March 31, 2009	By:	/s/ CHERYL L. CLARY
			Name:	Cheryl L. Clary
			Title:	Chief Financial Officer